Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dataram Corporation:

We consent to the inclusion in the foregoing Registration Statement on Form S-4 of our report dated August 31, 2015 relating to our audits of the consolidated balance sheet of Dataram Corporation (the “Company”) as of April 30 2014, and the related consolidated statements of operations, consolidated changes in stockholders' equity, and consolidated cash flows for the year then ended. Our report dated August 31, 2015, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

December 30, 2016